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                                                                     Exhibit 8.1

                          [ROSS & HARDIES LETTERHEAD]


                               December ___, 2001



SPSS Inc.
233 South Wacker Drive
Chicago, IL 60606

          Re:  Proposed Merger of Red Sox Acquisition Corp. and NetGenesis Corp.

Ladies and Gentlemen:

     We have acted as counsel to SPSS Inc., a Delaware corporation ("Parent"), in connection with the proposed merger (the "Merger") of Red Sox Acquisition Corp., a wholly owned subsidiary of Acquirer ("Sub") with and into NetGenesis Corp. ("Target"), pursuant to the terms of the Agreement and Plan of Merger dated as of October 28, 2001 (the "Acquisition Agreement") by and among Target, Sub and Parent. Unless otherwise defined herein, capitalized terms have the meanings set forth in the Acquisition Agreement. This opinion is delivered in accordance with the requirements of Item 601(b)(8) of the Regulation S-K under the Securities Act.

          In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Acquisition Agreement, the Registration Statement, the Proxy Statement/Prospectus included therein (the "Proxy Statement/Prospectus") and such other documents as we have deemed necessary or appropriate. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such copies. In rendering the opinion set forth below, we have also relied upon certain written representations and covenants of Parent, Sub and Target, which are annexed hereto, and have assumed that the Acquisition Agreement was duly authorized and validly executed in accordance with applicable federal and state law, and that the Merger will be consummated in accordance with the Acquisition Agreement and applicable federal and state law.

     In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant.

     Based upon and subject to the foregoing, we are of the opinion that the Merger will, under current law, constitute a tax-free reorganization under
Section 368(a)(1)(A) of the Code.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Ross & Hardies under the caption "MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER" in the Proxy Statement/Prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. This opinion is being furnished only to you in connection with the Merger and solely for your benefit in connection therewith and may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent.


                                             Very truly yours,

                                             ROSS & HARDIES


                                             By:
                                                 ------------------------------
                                                 A Partner